Media Contact:	Investor Contact:

Greg Berardi Blue Marlin Partners 415-239-7826 greg@bluemarlinpartners.com	Dan Rumsey, General Counsel and Acting CFO 408-866-3666 dan.rumsey@p-com.com

Doug Sherk, Jennifer Beugelmans EVC Group, Inc. (415) 896-6820 dsherk@evcgroup.com

P-COM SHAREHOLDERS APPROVE
MANAGEMENT RESOLUTIONS
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CAMPBELL, CA (Oct. 11, 2004) – P-Com, Inc. (OTC Bulletin Board: PCMC), a worldwide provider of broadband wireless access products and services to carriers, commercial enterprises and government agencies, today announced that shareholders approved a number of management resolutions at its annual meeting of shareholders held on Friday, October 8, that are designed to assist management in achieving the company’s long-term business objectives.

Shareholders approved the following:

•	An amendment to P-Com’s certificate of incorporation to increase the authorized common stock of P-Com from 23,333,333 shares to 35,000,000 shares;

•	An amendment to approve the removal of certain limitations on the exercise of P-Com’s outstanding warrants;

•	An amendment to adopt P-Com’s 2004 Equity Incentive Plan, which shall replace P-Com’s 1995 Stock Option/Stock Issuance Plan;

•	An amendment to elect George P. Roberts and Brian T. Josling to P-Com’s Board of Directors to serve for three-year terms ending upon the 2007 annual meeting of stockholders or until successors are duly elected and qualified; and

•	An amendment to ratify the appointment of Aidman Piser & Company as independent auditors of P-Com for the fiscal year ending December 31, 2004.

“P-Com appreciates shareholder support of management in connection with these important resolutions,” said Sam Smookler, Chief Executive Officer of P-Com. “While we recognize that this past year has been a challenge, we are committed to continuing to earn our shareholder’s trust, and accomplishing our operating objectives in an otherwise difficult business environment.”

About P-Com, Inc.
P-Com, Inc. develops, manufactures, and markets point-to-point, spread spectrum and point-to-multipoint, wireless access systems to the worldwide telecommunications market. P-Com’s broadband wireless access systems are designed to satisfy the high-speed, integrated network requirements of Internet access and private networks. Cellular and personal communications service (PCS) providers utilize P-Com point-to-point systems to provide backhaul between base stations and mobile switching centers. Government, utility, and business entities use P-Com systems in public and private network applications. For more information visit www.p-com.com or call 408-866-3666.

Safe Harbor Statement

Statements that are forward looking and involve known and unknown risks and uncertainties may cause P-Com’s actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to: the ability to achieve positive cash flow given the Company’s existing and anticipated operating and other costs and current sales trends; the Company’s cash position and its need to raise additional capital, and whether that capital is available on acceptable terms, if at all; the Company’s ability to negotiate payment terms with its creditors, including its equipment lease vendors, and settle outstanding litigation; the continued intense competition from leading telecommunications equipment and technology suppliers resulting in lower average selling prices; fluctuations in customer demand; reliance upon subcontractors; the ability of P-Com’s customers to finance their purchases; the timing of new technology and product introductions; and the risk of early obsolescence. Many of these risks and uncertainties are beyond P-Com’s control. Reference is made to the discussion of risk factors detailed in P-Com’s filings with the Securities and Exchange Commission including its reports on Form 10-K, 10-Q and 8-K.

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